Exhibit 10(b)

STOCK PURCHASE AND SALE AGREEMENT

Between Riverside Manitoba Inc,

and the

Shareholders of Spirit of Youth Enterprises, Inc.

January 21, 2005

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”), dated effective as of January 21, 2005 is by and among, Spirit if Youth Enterprises, Inc., a Manitoba corporation (“SAY “), the shareholders of SAY who have executed this Agreement as Shareholders (“Shareholders”) and Riverside Manitoba, Inc., a Nevada corporation (“Riverside”).

RECITALS

A.	SAY is a privately held, non-reporting corporation with its principal operations located in Winnipeg Manitoba, Canada.

B.	Riverside is a privately held, non reporting corporation with its principal operations located in Vancouver, British Columbia, Canada.

C.	Shareholders desire to sell and Riverside desires to purchase thirty percent (100%) of the outstanding shares of SAY pursuant to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises contained herein, Riverside, SAY and the Shareholders hereby agree as follows:

1.     Purchase and Sale of Shares.

        1.1 Property Subject to the terms and conditions of this Agreement, Shareholders agree to sell and assign to Riverside on the Closing Date (as defined below), free and clear of all mortgages, security interests, liens, pledges, adverse claims and other encumbrances, (a) 100% of all of the outstanding shares of stock of SAY as set forth on Exhibit A attached hereto (collectively, the “Shares”). In exchange for the Shares, Riverside agrees to issue 5,000,000 shares of Riverside common stock to the Shareholders on the Closing Date pro rata in accordance with their respective holdings of the shares on the date hereof.

2.     Closing Date; Delivery.

        2.1 Closing Date. The closing of the purchase and sale of the Shares (the “Closing”) will be held at the offices of Riverside, at 10:00 a.m. on January 21, 2005, or at such earlier date as may be agreed in writing by SAY, Shareholders and Riverside (the “Closing Date”).

2.2 Deliveries at Closing.
(a)	Deliveries of Shareholders to Riverside. At the Closing, if the conditions precedent set forth in Section 5.2 are fulfilled in reasonable satisfaction, Shareholders will deliver to Riverside (1) stock certificates or other documents of title representing all of the shares of stock held of record or beneficially owned in SAY on the Closing Date, duly endorsed by the Shareholders for transfer to Riverside. Shareholders and SAY will also deliver such other documents and instruments as Riverside may reasonably request to confirm that the Shareholders and SAY have performed all of their obligations and fulfilled all of the conditions of this Agreement.

(b)	Deliveries of Riverside to Shareholders. At the Closing, if the conditions precedent set forth in Section 5.1 are fulfilled in reasonable satisfaction, Riverside will deliver to the Shareholders stock certificates representing 5,000,000 shares of Riverside’s Common Stock, par value $0.001 issued in the respective names of the Shareholders. Riverside will also deliver such other documents and instruments as the Shareholders may reasonably request to confirm that Riverside has performed all of its obligations and fulfilled all of the conditions of this Agreement.

3.     Representations and Warranties of SAY . Shareholders and SAY hereby represent and warrant to Riverside that:

3.1 Organization, Standing and Authority of SAY .
(a)	Organization. SAY is a corporation duly organized and validly existing under the laws of the Province of Manitoba and is in good standing as a domestic corporation under the laws of said Province.

(b)	Charter Documents. SAY has furnished counsel for Riverside with true and complete copies of its Articles of Incorporation, as amended to date, and its Bylaws as currently in effect.

(c)	Corporate Power. SAY has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations hereunder.

(d)	Authorization for Agreement. The execution and performance of this Agreement by SAY has been duly authorized by its Board of Directors. Upon execution and delivery of this Agreement on behalf of SAY, this Agreement will constitute the valid and legally binding obligation of SAY, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by SAY does not and will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, SAY ‘s Articles of Incorporation, as amended, SAY ‘s current Bylaws, or any statute, law, rule or regulation or any order, judgment, decree, indenture, mortgage lease or other agreement or instrument to which SAY is subject.

(e)	Financial Statements. The unaudited financial statements of SAY as of December 31, 2003 and December 31, 2004, are attached hereto as Exhibit B (the “Financial Statements”). The Financial Statements present fairly the financial condition of SAY as of the periods covered in conformity with generally accepted accounting principles applied on a basis consistent with preceding periods.

(f)	Material Changes. Since December 31, 2004, there have been no material adverse changes in the financial condition of SAY from that shown on the Financial Statements as of such date

3.2 Financial and Operating Status of SAY .
(a)	Tax Returns. SAY has duly filed all federal, provincial and local tax returns required to be filed by it, and all taxes, assessments and penalties set forth in such returns have been timely and fully paid or adequately reserved against in the Financial Statements. None of SAY ‘s tax returns have ever been audited by any governmental taxing authority.

(b)	Contracts and Commitments. SAY has no written or oral contracts or commitments involving any obligation, consideration or expenditure, outside the purchase of normal inventory items in quantities in accordance with previous practices except as set forth in the Schedule of Disclosures attached hereto as Exhibit C. SAY has delivered to Riverside’s counsel true, complete and correct copies of all such contracts and commitments, together with all amendments thereto, all of which are listed on the Schedule of Disclosures, and all such contracts are in full force and effect in the form delivered. SAY has set forth in the Schedule of Disclosures (i) all insurance policies in force on the date hereof; (ii) the names and locations of all banks and other depositories in which it has accounts or safe deposit boxes and the names of persons authorized to sign checks, drafts or other instruments drawn thereon or to have access thereof; (iii) all mortgages, promissory notes, deeds of trust, loan or credit agreements or similar agreements, or modifications thereof, to which it is a party and all amounts thereof; and (iv) all accounts receivable of SAY as of December 31, 2004 and as reflected in the Financial Statements(v) all distribution agreements.

(c)	Employees. SAY does not have any collective bargaining agreements with any of its employees. SAY is not a party to any contract with any of its employees, consultants, advisors, sales representatives, distributors or customers that is not terminable by SAY without liability, penalty or premium on 30 days’ notice, except as otherwise set forth in the Schedule of Disclosures.

(d)	Benefits. SAY does not have any health, dental, pension, retirement, or other benefit programs for its employees or in which its employees participate.

(e)	Inventory. All inventory of SAY is saleable and in good condition, the value of which as of December 31, 2004 has been written down or reserved to amounts not in excess of realizable market value.

(f)	Equipment. All equipment of SAY is in good order and repair except minor defects which do not materially interfere with the continued use of such equipment.

(g)	Litigation. There is no action, proceeding or investigation pending or, to the knowledge of SAY, threatened against SAY, or any of SAY ‘s property or assets which might result in any material and adverse change in the property, assets or financial condition of SAY , nor, to the knowledge of SAY , is there any basis for any such action, proceeding or investigation. To the best knowledge of SAY it is in compliance in all material respects with all laws and regulations applicable to it, its properties and businesses.

4.     Representations and Warranties of Riverside. Riverside hereby represents and warrants to SAY and the Shareholders that the matters set forth in the following subsections of this Section 4 are true and correct.

4.1 Corporate Organization
(a)	Organization. Riverside is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)	Financial Statements. The un-audited financial statements of for its last fiscal year are attached hereto as Exhibit D (the “Riverside Manitoba, Inc. Financial Statements”). The Riverside Manitoba, Inc. Financial Statements present fairly the financial condition of Riverside as of the periods covered in conformity with generally accepted accounting principles applied on a basis consistent with preceding periods.

(c)	Material Changes. Since the last quarterly Riverside Financial Statements, there have been no material changes in the financial condition of Riverside from that shown on the Riverside Financial Statements as of such date.

(d)	Reporting Status. Riverside is not public or a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934. None of the information contained in any of the reports filed by Riverside pursuant to Section 13 of such statute contains any misstatement of a material fact or omits any information required to make the information contained therein not materially misleading.

4.2 Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the other agreements between the parties hereto referred to herein by and on behalf of Riverside have been duly and validly authorized by the Riverside Board of Directors.

5.     Conditions to Closing.

        5.1 Conditions to Obligations of Riverside. The obligations of Riverside to purchase the Shares at the Closing and to consummate any other transaction contemplated by this Agreement are subject to the fulfillment to Riverside’s satisfaction on or prior to the Closing date of the following conditions, any of which may be waived in whole or in part by Riverside.

(a)	Representation and Warranties True at Closing. The representations and warranties made by the Shareholders and SAY in Section 3 above shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made and given on and as of the Closing Date, and the Shareholders and SAY shall have performed and complied with all agreements and obligations to be performed by it under this Agreement on or prior to the Closing.

(b)	Authorization. SAY shall have obtained all Board of Directors approval necessary to authorize its participation in the transaction described in this Agreement.

(c)	No Adverse Change. Prior to the Closing there shall not have occurred any loss or destruction of any material part of the assets of SAY or any material and adverse change in the financial condition, properties, business or operation of SAY from that shown in the Financial Statements.

(d)	Documents and Instruments Satisfactory. All documents and instruments to be provided by SAY and the Shareholders in connection with the transactions contemplated by this Agreement must be satisfactory in form and substance to counsel for Riverside.

        5.2 Conditions to Obligations of SAY and Its Shareholders. The obligations of the Shareholders and SAY to consummate this Agreement and carry out and perform their obligations hereunder are subject to the satisfaction of all of the following conditions unless waived by Shareholders.

(a)	Representations and Warranties True at Closing. The representations and warranties made by Riverside in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made and given on as of the Closing Date. Riverside shall have performed and complied in all material respects with all agreements and obligations to be performed by it under this Agreement on or before the Closing Date.

(b)	Authorization. Riverside shall have obtained all Board of Directors approval necessary to authorize its participation in the transaction described in this agreement.

(c)	No Adverse Change. Prior to the Closing there shall not have occurred any material and adverse change in the financial condition, properties, business or operations of Riverside since the date of this Agreement.

(e)	Documents and Instruments Satisfactory. All documents and instruments to be provided by Riverside in connection with the transactions contemplated by this Agreement must be satisfactory in form and substance to counsel for Shareholders and SAY.

(f)	Due Diligence Satisfactory. Shareholders and SAY have received all of the information reasonably requested by them from Riverside in connection with this transaction, and, based on its due diligence investigation, are satisfied with the financial and operating condition of Riverside.

6.     Covenants and Agreements of SAY .

        6.1 Access to Information. From and after the date of this Agreement and until the Closing, Shareholders agree that the authorized representatives of Riverside shall have access during normal business hours to the properties, facilities, books, records, contracts and documents of SAY and SAY shall furnish or cause to be furnished to the authorized representatives of Riverside copies of all documents and all information with respect to the affairs and businesses of SAY that Riverside’s representatives may reasonably request. Riverside shall keep all such information confidential and shall not use the same for any purpose or disclose the same to any other person or entity pending the consummation of the transactions contemplated hereby.

        6.2 Conduct of Business Pending the Closing. Unless expressly consented to by Riverside or otherwise permitted or required under this Agreement, from and after the date of this Agreement and until the Closing or the termination or abandonment of this Agreement as provided herein:

(a)

Business in the Ordinary Course. SAY will (i) conduct its business only in the(a) ordinary course in the same manner as before date of this Agreement, (ii) will not institute any unusual or novel methods of distribution, manufacture, purchase, sale, lease, service, accounting or operation, (iii) will not grant any increase in the rate of pay or other benefits or compensation of any officers or employees, and (iv) will not enter into, amend or terminate any contract or commitment not in the usual and ordinary course of business and consistent with SAY’s past practice.

(b)	Indebtedness. SAY will not (i) incur or assume or guarantee any indebtedness other than indebtedness incurred in the usual and ordinary course of business for goods or services or pursuant to existing commitments or agreements previously disclosed in writing to Riverside under this Agreement, or (ii) enter into, execute or deliver any agreement or writing to the release or settlement of claims, except as otherwise provided by this Agreement.

(c)	Corporate Structure. SAY will not (i) amend its articles of incorporation or bylaws or change its officers or directors or (ii) issue any additional capital stock or other securities or grant any warrants, options or rights to purchase or acquire any capital stock or other securities of SAY, or (iii) merge or consolidate with any other corporation or acquire all or substantially all of the stock, business or assets of any other person or entity or sell, assign or transfer substantially all of its assets or outstanding securities to any other person or entity.

(d)	Dividends and Capital Stock. SAY will not (i) declare or pay any dividend or make any stock split or stock dividend or other distribution with respect to its capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire for value any of its capital stock.

(e)	Banking Relationships. No change will be made affecting SAY’s banking relationships and SAY shall open no new bank or other deposit accounts.

(f)	Insurance. SAY will maintain in full force and effect all policies of(f) insurance now in effect and will give all notices and present all claims under all policies in a timely fashion.

(g)	Licenses: SAY will maintain in full force and effect all related distribution agreements now in effect.

7.     Covenants and Agreements of Riverside.

7.1 Riverside shall not, nor shall it cause, permit or suffer SAY to, in each case without the prior majority consent of the shareholders of Riverside:

        7.1.2 elect as directors of SAY any more than three individuals, one of whom shall be Ms. Leslie Lounsbury and Dylan Callum or persons designated by SAY or remove any such directors so elected,

7.2.2 sell, hypothecate, liquidate or otherwise dispose of all or any significant portion of the assets of SAY or any interest therein;

        7.2.3 merge or consolidate SAY with any other person or entity or enter into any plan or agreement with respect thereto;

        7.2.4 enter into any agreement between SAY and Riverside, or between SAY and any person or entity controlled by Riverside, any person or entity controlling Riverside or any person or entity under common control with Riverside (any person or entity controlling, controlled by or under common control with Riverside is referenced herein as a “Riverside Affiliate”);

        7.2.6 issue any shares of the capital stock of SAY or any shares or other securities convertible into or exchangeable or exercisable for such shares of capital stock except to the extent contemplated by Section 7.6 hereof and except to the extent such shares or other securities are issued in connection with a public distribution thereof in a transaction or series of transactions approved by the Board of Directors of SAY ;

        7.2.7 incur any indebtedness of SAY for borrowed money, either directly or as guarantor of any obligations of Riverside or any Riverside Affiliate;

7.2.8 adopt any plan or petition any court or governmental agency for the dissolution of SAY; or

        7.2.9 take any action of SAY or permit or suffer the occurrence of any action of SAY that is otherwise within the prerogatives of the Board of Directors of a corporation organized under the laws of the Province of Manitoba.

8.     Miscellaneous.

8.1 Successors and Assigns. This Agreement and the terms and conditions contained herein are binding upon, and will inure to the benefit of, the parties hereto and their respective representatives, executors, administrators, heirs, successors and assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned, directly, indirectly, voluntarily or involuntarily, except by operation or law, by any party to this Agreement.

8.2 Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada. If any provision of this Agreement is found to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and the remaining provisions of this Agreement will continue unaffected.

8.3 Waivers. No waiver by any party hereto of any term or condition of this Agreement will be effective unless set forth in a writing signed by such party. No waiver of any provision of this Agreement will be deemed a waiver of any other provision, or constitute a continuing waiver unless otherwise expressly provided in writing by the waiving party. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will a single or partial exercise thereof preclude any other or further exercise of any other rights, powers or privileges.

8.4 Entire Agreement; Modifications. This Agreement, together with the exhibits and schedules attached hereto, each of which is incorporated herein by this reference, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes in its entirety all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties (specifically including without limitation the letter of intent dated September 24, 2003 and executed by Riverside and SAY in connection with this Agreement), whether oral or written, with respect to the subject matter of this Agreement. No supplement, modification or amendment to this Agreement will be binding unless executed in writing by SAY, Shareholders and Riverside.

8.5 Notices. All notices and other communications required or permitted under this Agreement will be in writing and may be hand delivered, mailed by first-class mail, postage prepaid, or sent via facsimile. Unless otherwise agreed to in writing by the parties, such notices and other communications shall be addressed as follows:

If to Riverside:
Mr.	Martin Tutschek Suite 440-375 Water Street Vancouver, B.C.

If to Spirit if Youth Enterprises, Inc.: Ms. Leslie Lounsbury 55 Braintree Crescent Winnipeg, Manitoba R3J 1E1

8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.7 Headings; References. Headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.8 Expenses. Riverside shall timely pay all of the fees and expenses, including, without limitation, the fees and expenses of counsel and accountants incurred by itself in the negotiation, preparation and execution of this Agreement and in the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective for all purposes as of the date first written above.

Spirit of Youth Enterprises, Inc.,

Ms.     Leslie Lounsbury Witness

Ms.     Dallice Callum Witness

Mr.     Dylan Callum Witness

Riverside Manitoba Inc.,

Martin Tutschek, President Witness